Exhibit 11

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Offering Statement on Form 1-A of RoyaltyTraders LLC of our audit report dated April 5, 2021 relating to the financial statements of RoyaltyTraders LLC for the period from inception, March 18, 2021, to March 31, 2021, which appear in this Offering Statement on Form 1-A.

/s/ Brown Smith Wallace, LLP
St. Louis, Missouri
May 21, 2021